Exhibit 99.1
REGENERON ANNOUNCES CLOSING OF PUBLIC OFFERING OF SHARES OF COMMON STOCK
     Tarrytown, New York (November 17, 2006) — Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) announced that it has completed its public offering of 7,600,000 shares of common stock.
     The proceeds of the offering received by Regeneron, totaling approximately $175 million before expenses, will be used to fund pre-clinical and clinical development of our product candidates, to fund basic research activities, to continue development of our technology platforms, for capital expenditures, to redeem, repay or purchase our 5.5% convertible senior subordinated notes due October 17, 2008, and for general corporate purposes, including working capital, acquisitions, and other business opportunities
     The offering was underwritten by Morgan Stanley & Co. Incorporated.
About Regeneron Pharmaceuticals
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases, and has preclinical programs in other diseases and disorders.
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended September 30, 2006. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
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Contacts:
Investors:	Media:
Charles Poole	Kimberly Chen
914.345.7640	212.845.5634
Charles.Poole@regeneron.com	Kchen@biosector2.com